Exhibit 4.2

SENIOR SUBORDINATED

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of the 5th day of October 2005, among DaVita Inc., a Delaware corporation (the “Company”), the Guarantors (as defined below), the persons named as Additional Guarantors signatory hereto (the “Additional Guarantors”) and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), amends and supplements the Indenture dated as of March 22, 2005 among the Company, the Guarantors named therein, as guarantors (the “Guarantors”), and the Trustee (the “Original Indenture”) with respect to the Company’s 7 1/4% Senior Subordinated Notes due 2015.

W I T N E S S E T H:

WHEREAS, the Additional Guarantors are, simultaneously herewith, entering into a Guarantee with respect to certain Indebtedness of the Company and the Original Indenture provides that upon entering into any such Guarantee the Additional Guarantors shall enter into a supplemental indenture agreeing to guarantee the obligations of the Company under the Original Indenture;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE

WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of Notes, as follows:

Section 1. Defined Terms. All terms used in this Supplemental Indenture which are defined in the Original Indenture have the meanings assigned to them in the Original Indenture.

Section 2. Additional Guarantors. Pursuant to Section 4.19 of the Original Indenture, each of the Additional Guarantors hereby, jointly and severally, unconditionally and irrevocably Guarantees, on a senior subordinated basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under the Original Indenture on the terms and subject to the conditions set forth in the Original Indenture and agrees to be bound as a Guarantor under the Original Indenture. In connection herewith, each Additional Guarantor will execute and deliver to the Trustee a notation of Note Guarantee.

Section 3. Miscellaneous.

(a) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(b) In case any one or more of the provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

(c) This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of laws.

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(d) Except as amended or supplemented by this Supplemental Indenture, the terms, conditions, covenants and agreements set forth in the Original Indenture shall continue in full force and effect.

(e) This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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SENIOR SUBORDINATED

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

DAVITA INC.

By:	/s/ H. W. Guy Seay
Name:	H. W. Guy Seay
Title:	Vice President

GUARANTORS
Astro, Hobby, West Mt. Renal Care Limited Partnership
Bay Area Dialysis Partnership
Beverly Hills Dialysis Partnership
Carroll County Dialysis Facility, Inc.
Continental Dialysis Center of Springfield-Fairfax, Inc.
Continental Dialysis Centers, Inc.
DaVita Nephrology Associates of Utah, L.L.C.
DaVita – West, LLC
Dialysis Specialists of Dallas, Inc.
Downriver Centers, Inc.
East End Dialysis Center, Inc.
Eastmont Dialysis Partnership
Elberton Dialysis Facility, Inc.
Flamingo Park Kidney Center, Inc.
Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership
Kidney Care Rx, Inc. (fka Total Renal Support Services, Inc.)
Kidney Care Services, LLC
Lincoln Park Dialysis Services, Inc.
Mason-Dixon Dialysis Facilities, Inc.
Nephrology Medical Associates of Georgia, LLC
Open Access Sonography, Inc.
Orange Dialysis, LLC
Pacific Coast Dialysis Center
PDI Holdings, Inc. PDI Supply, Inc.
PDI Supply, Inc.
Peninsula Dialysis Center, Inc.
Physicians Dialysis Acquisitions, Inc.
Physicians Dialysis Ventures, Inc.
Physicians Dialysis, Inc.
Renal Treatment Centers – California, Inc.
Renal Treatment Centers – Hawaii, Inc.
Renal Treatment Centers – Illinois, Inc.
Renal Treatment Centers – Mid-Atlantic, Inc.
Renal Treatment Centers – Northeast, Inc.
Renal Treatment Centers – Southeast, LP

Renal Treatment Centers – West, Inc.
Renal Treatment Centers, Inc.
RMS DM, LLC
RTC - Texas Acquisition, Inc.
RTC Holdings, Inc.
RTC TN, Inc.
Sierra Rose Dialysis Center, LLC
Southwest Atlanta Dialysis Centers, LLC
Total Acute Kidney Care, Inc.
Total Renal Care / Eaton Canyon Dialysis Center Partnership
Total Renal Care of Colorado, Inc.
Total Renal Care of Utah, L.L.C.
Total Renal Care Texas Limited Partnership
Total Renal Care, Inc.
Total Renal Care/Peralta Renal Center Partnership
Total Renal Care/Piedmont Dialysis Partnership
Total Renal Laboratories, Inc.
Total Renal Research, Inc.
TRC – Indiana, LLC
TRC of New York, Inc.
TRC West, Inc.
Tri-City Dialysis Center, Inc.

By:	/s/ H. W. Guy Seay
H. W. Guy Seay, authorized signatory

ADDITIONAL GUARANTORS
Dialysis Holdings, Inc.
Gambro Healthcare, Inc.
Gambro Healthcare Laboratory Services, Inc.
Gambro Nephrology Partners, Inc.
Gambro Healthcare of Pennsylvania, Inc.
Gambro Healthcare of Maryland, Inc.
Gambro Healthcare of Massachusetts, Inc.
Gambro of New York, Inc.
Gambro Supply Corp.
Gambro Nephrology Services, Inc.
Gambro Healthcare Nephrology Partners, Inc.
Gambro Healthcare Renal Care, Inc.
Gambro Healthcare Procurement Services, Inc.
Neptune Artificial Kidney Center, L.L.C.
Freehold Artificial Kidney Center, LLC

By:	/s/ H. W. Guy Seay
H. W. Guy Seay, authorized signatory

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Sandee Parks
Name:	Sandee Parks
Title:	Vice President